Exhibit 99.1

Afya Limited

SUMMARY OF TERMS FOR PROPOSED PURCHASE OF CLASS B COMMON SHARES

March 4, 2022

The following (this “Term Sheet”) set forth the offer (the “Offer”) by Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares Esteves and NRE Capital Ventures Ltd (collectively, the “Esteves Family”) to sell to Erste WV Gütersloh GmbH, an affiliate of Bertelsmann SE & Co. KGaA (collectively, “Bertelsmann”) a number of class B common shares of Afya Limited on the terms described below. As set forth below under “Binding Provisions”, this Term Sheet is intended to be and does constitute a legally binding offer on the part of the Esteves Family with respect to the transactions described herein, but is not intended to be and does not constitute a legally binding obligation on the part of Bertelsmann to accept the Offer or complete the purchase of the offered shares. Without limiting the foregoing, entry into the transactions contemplated by this Term Sheet remains subject to internal Bertelsmann board approvals and confirmatory due diligence of Bertelsmann.

Issuer:	Afya Limited, a Cayman Islands exempted company (the “Company”).
Sellers:	Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares Esteves and NRE Capital Ventures Ltd (the “Esteves Family”).
Purchaser:	Erste WV Gütersloh GmbH, an affiliate of Bertelsmann SE & Co. KGaA (collectively, “Bertelsmann”).
Offer to Sell Class B Shares:	The Esteves Family offers to sell to Bertelsmann 6,000,000 class B common shares of the Company (“Class B Common Shares”) at a price of $26.90 per share (the “Additional Class B Common Shares”) for an aggregate purchase price of $161,400,000, payable at closing in USD.
Company Documents	In connection with the purchase of the Additional Class B Common Shares, Bertelsmann and the Esteves Family agree to amend the Company’s Amended and Restated Memorandum and Articles of Association, adopted by special resolution on July 23, 2021, and, to the extent necessary or advisable, the Amended and Restated Shareholders’ Agreement of the Company, dated as of June 7, 2021, so as to enable Bertelsmann to consolidate its investment in the Company under International Financial Reporting Standards and otherwise as mutually agreed.
Due Diligence	The Esteves Family agrees to cooperate with Bertelsmann in connection with its due diligence on the Company.
Governing Law:	This Term Sheet shall be governed by and construed under the laws of the Cayman Islands without reference to Cayman Islands conflicts of law provisions. Any controversy or claim arising out of or relating to this Term Sheet, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be one. The place and seat of the arbitration shall be New York, New York. The arbitration shall be held, and the award rendered, in English, although information and documents may be presented in Portuguese for ease of proceedings. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Binding Provisions:	The parties hereto acknowledge and agree that this Term Sheet, and the Offer, is a legally binding, enforceable and irrevocable (except as set forth below) offer by the Esteves Family to sell the Additional Class B Common Shares to Bertelsmann on the terms set forth herein; provided, that if Bertelsmann fails to accept the Offer within 30 business days following the execution of this Term Sheet, the Esteves Family may revoke the Offer. If Bertelsmann accepts the Offer, the parties will consummate, as promptly as practicable (subject to any required regulatory approvals), the sale and purchase of the Additional Class B Shares pursuant to the terms of this Term Sheet and a definitive purchase agreement on customary terms. For the avoidance of doubt, no legally binding obligations are, or will be, created by the Term Sheet with respect to Bertelsmann and it is understood and agreed that without limiting the foregoing, acceptance of the Offer by Bertelsmann remains subject to further due diligence of Bertelsmann (the results of which must be satisfactory to Bertelsmann in its sole discretion), and internal Bertelsmann board approvals.

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Accepted and agreed as of the date set forth above:

THE ESTEVES FAMILY:
/s/ Nicolau Carvalho Esteves
Nicolau Carvalho Esteves

/s/ Rosângela de Oliveira Tavares Esteves
Rosângela de Oliveira Tavares Esteves

/s/ NRE Capital Ventures Ltd
NRE Capital Ventures Ltd

ERSTE WV GÜTERSLOH GMBH

/s/ Michael Kronenburg
Michael Kronenburg / Director

/s/ Denise Abel
Denise Abel / Director

BERTELSMANN SE & CO. KGAA

ppa.	/s/ Michael Kronenburg

Michael Kronenburg / SVP Corporate Legal

ppa.	/s/ Denise Abel

Denise Abel / SVP Corporate Legal

 [Signature Page to Term Sheet]